WEIL, GOTSHAL & MANGES LLP
                        A LIMITED LIABILITY PARTNERSHIP
                      INCLUDING PROFESSIONAL CORPORATIONS
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                               NEW YORK, NY 10153
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                               September 30, 1998

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

      Re:  Franklin Auto Trusts Asset Backed Notes
           ---------------------------------------

Ladies and Gentlemen:

            We have acted as counsel to Franklin Receivables LLC ("FCC LLC"), a Delaware limited liability company, and FCC Receivables Corp. ("FCC"), a Delaware corporation (together with FCC LLC, the "Companies"), in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by (i) the Sale and Servicing Agreement, dated as of September 1, 1998 (the "Sale and Servicing Agreement"), among the FCC LLC, Franklin Capital Corporation ("Franklin Capital"), as Servicer, Franklin Resources Inc. ("Franklin Resources"), as Representative, Bankers Trust (Delaware), as Owner Trustee (the "Owner Trustee"), and Franklin Auto Trust 1998-1 (the "Trust" or "Issuer"), and acknowledged and accepted by The Chase Manhattan Bank, as Indenture Trustee and Indenture Collateral Agent (the "Indenture Trustee" and the "Indenture Collateral Agent"), (ii) the Purchase Agreement, dated as of September 1, 1998 (the "Purchase Agreement"), between FCC LLC and Franklin Capital, in its individual capacity and as Servicer, (iii) the Insurance and Reimbursement Agreement, dated as of September 29, 1998 (the "Insurance Agreement"), among the Company, MBIA Insurance Corporation, as the Insurer (the "Insurer"), Franklin Resources, Franklin Capital, in its individual capacity and as Servicer, and the Indenture Trustee,
(iv) the Spread Account and Payment Agreement, dated September 1, 1998 (the "Spread Account Agreement"), among the FCC LLC, Franklin Capital, Franklin Resources, as Payment Provider, the Insurer, and The Chase Manhattan Bank, as the Insurer's Agent, (v) the Trust Agreement, dated September 1, 1998 (the "Trust Agreement"), between FCC LLC and the Owner Trustee, (vi) the Premium Side Letter Agreement, dated September 29, 1998 (the "Premium Side Letter Agreement"), between the Insurer and Franklin Resources, (vii) the Indenture, dated as of September 1, 1998 (the "Indenture"), among the Trust, the Indenture Trustee and the Indenture Collateral Agent, and (ix) the Class A-1 5.50% Notes and Class A-2 5.65% Notes (collectively, the "Notes"). The foregoing documents are herein collectively referred to as the "Agreements." Capitalized terms defined in the Trust Agreement and used but not otherwise defined herein are used herein as so defined.




NYFS08...:\60\46360\0040\295\OPN9148M.06A

Goldman, Sachs & Co.
September 30, 1998




            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus pursuant to which the Notes were sold which is a part thereof (the "Prospectus"), drafts of the Agreements, and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Companies and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

            Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, it is our opinion that the statements contained in the Prospectus under the captions "Summary of Terms -- Tax Status" and "Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions and except to the extent qualified therein, are correct in all material respects.

            The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

Goldman, Sachs & Co.
September 30, 1998



            This opinion is being delivered solely to the addressee and may not be used for any other purpose and may not otherwise be relied upon by, or disclosed, quoted or referred to, any other person.




                                Very truly yours,

                                /s/ Weil, Gotshal & Manges LLP